CIMPRESS
Q4 Fiscal Year 2015 Earnings Presentation Script
July 29, 2015

This script is intended to be read together with Cimpress’ presentation dated July 29, 2015 entitled “Q4 Fiscal Year 2015 Earnings presentation, commentary & financial results supplement.” The slide numbers below refer to the slides in such presentation.

Slide 1
This document is Cimpress’ fourth quarter fiscal year 2015 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide.

Slide 2
Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q4 fiscal 2015 earnings presentation that accompanies these remarks.

Slide 3
This presentation is organized into the categories shown on the left hand side of this slide.

Robert Keane, CEO, and Ernst Teunissen, CFO, will host a live question and answer conference call tomorrow, July 30th at 7:30 a.m. U.S. Eastern daylight time which you can access through a link at ir.cimpress.com.

Slide 4
We delivered another year of strong revenue growth, due to organic growth and acquisitions. Our CAGR from 2006 to 2015 was 29%. In fiscal year 2015 we significantly increased our GAAP Net Income and Non-GAAP Net Income in absolute dollars and as a percent of revenue versus fiscal year 2014.

Our long history of revenue growth reflects our success to date in disrupting markets via mass customization. As proud as we are of this track record, we continue to believe we are in the early stages of this market transformation, and our overall revenue share is small compared to the large, hyper-fragmented global market for mass customized products.

Slide 5
In fiscal year 2015 we significantly grew free cash flow compared to the prior year. The main drivers were an increase of our profitability and favorable working capital changes (partially driven by timing).

The chart on the right shows our weighted average shares outstanding (GAAP). As we have added to the value of the company over the past ten years, we have also reduced our share count, enhancing the intrinsic value per share even more.

For more information about how we view the importance of these measures, please see our investor letter of July 29, 2015.

Slide 6
During the fourth quarter we continued to progress against our priorities and, as we shared with investors at our August 2014 investor day in New York, our strategic goals.

Total revenue for the fourth quarter was $380.5 million, reflecting a 13% increase year over year in USD, and 22% in constant currency, benefiting from the addition of our acquisitions of Exagroup, druck.at, Easyflyer and FotoKnudsen, and investment in Brazil, as well as 10% constant-currency growth for our Vistaprint business unit.

Fourth quarter GAAP net income declined 458% year over year and non-GAAP adjusted net income declined 10% year-over-year. GAAP EPS was $(0.11), and non-GAAP adjusted EPS was $0.66. Our GAAP and non-GAAP net income was influenced by timing of operational expenses relative to Q4 of last year. Q4 interest expense increased year over year by $4.4 million, most of which is the result of the high yield debt offering we completed in March (not excluded from non-GAAP results). Our GAAP and non-GAAP net income was positively impacted by the recognition of $4.0 million of previously deferred revenue related to unredeemed group-buying vouchers that were sold in prior periods that we now have sufficient history to record as revenue. Our GAAP EPS was also influenced by various non-cash and/or non-operational movements. During the quarter, we incurred below-the-line net losses related to currency movements, some of which are realized gains on hedges that offset a negative impact on our operating income, and some of which are unrealized or non-cash net losses which we exclude from our non-GAAP results. Acquisition-related amortization expense increased year over year in Q4 (also excluded from non-GAAP results). Please see additional detail later in this presentation for all the drivers of our GAAP and non-GAAP net income.

Slide 7
For our Vistaprint business unit, this quarter we continued our multi-year effort to reposition the value proposition of that brand beyond its previous focus on the most price- and discount-sensitive customers (a segment we refer to as "price primary") toward micro-businesses that seek a variety of value drivers such as quality, reliability, pricing transparency and broader selection (a segment we refer to as "higher expectations").

•
As we expected, our Q4 revenue growth rate was lower than Q3 due to the relatively tougher year-over-year comparison in Q4 (Q3 2014 results were particularly weak due to major pricing and channel changes implemented in that quarter in two of our larger markets: the U.S. and Germany). Our Q4 Vistaprint business unit constant currency revenue growth rate is higher than in Q4 FY14, and Q1 and Q2 FY15. Additionally, the previously described recognition of $4.0 million of deferred group buying revenue was a benefit to Vistaprint business unit results this quarter.

•
Our Vistaprint business continues to show signs of strengthening. Even though our order and customer counts remain sluggish due to the significant change in the business, average order value continues to increase year over year. For the full year, we doubled the constant currency revenue growth rate of the Vistaprint business unit compared with FY 2014.

•
This quarter we saw continued traction in gross profit per customer as well as double-digit revenue growth from higher expectations customers in all major markets. Our efforts to drive consistent promotions across channels continued to result in strong revenue performance in our focus product categories: postcards and flyers, signage and business cards.

•	We also launched our brand-oriented TV advertisement in the UK market, following the launch into the US in Q3. Early customer feedback for both of these campaigns has been positive.

At our Investor Day next week, we will provide more information about the results being driven by the investments we're making in the Vistaprint business unit.

Slide 8
Turning to the other business units in our portfolio, our acquisitions within the "Upload and Print" space performed well during the quarter, and we acquired three new companies in this segment: Exagroup, druck.at, and Easyflyer. Constant currency revenue growth in Pixartprinting and Printdeal continued to be strong during Q4.

Albumprinter and FotoKnudsen also continue to perform well.

We also made good progress laying foundations for expansion into new geographic markets:

•
Through our joint venture in Japan, we continue to materially improve quality, delivery reliability, pricing transparency and the use of domestically relevant product formats and content. We are actively building the joint venture team and we are on track with the construction of the production facility that we expect to open in the first quarter of FY 2016.

•	Our business in India continues to grow off of a small revenue base. We continue to invest in expanded customer service and manufacturing operations, and to broaden our product line.

•
Printi, the startup Brazilian company in which we have a minority interest, continues to execute well. In the fourth quarter, we increased our ownership stake to 49.99% as planned, via a capital contribution of about $10 million.

Our integration activities for all the companies we acquired or made investments in during fiscal 2014 and 2015 are progressing as planned.

At our Investor Day next week, we will provide more information on the Most of World business as well as the portfolio of Upload and Print businesses in Europe.

Slide 9
As a reminder and as context for the initiatives and examples discussed in the remainder of this presentation, our priorities and strategic goals are outlined in this and the next slide. Extending our history of success into the next decade, and beyond, is important to us. Our objectives are:

1.
Strategic: To be the world leader in mass customization. By mass customization, we mean producing, with the reliability, quality and affordability of mass production, small individual orders where each and every one embodies the personal relevance inherent to customized physical products.

2.
Financial: To maximize intrinsic value per share, which we define as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share.

Slide 10
Our strategy to achieve our objectives is as follows:

•	Build a software-integrated supply chain and manufacturing operational “mass customization platform” (or “MCP”) that drives scale based competitive advantages in terms of:

•	Selection (the breadth and depth of delivery speed options, substrate choices, product formats, special finishes, etc. which we offer to our customers)

•	Conformance (the degree to which we deliver products to customers as specified, on time)

•	Cost (reducing the cost of delivering any given selection, in conformance with specification)

•
Bring our mass customization platform capabilities to market via a portfolio of customer-facing brands. These brands are expected to be managed autonomously, and charged with developing compelling and distinct value propositions that resonate with their target customers through investments in areas such as user interface, price positioning, merchandising choices, content, customer service, branding and advertising.

To build MCP we have embarked on a major multi-year technology development investment, and are actively expanding our engineering, software and manufacturing teams to deliver on our vision for a common mass customization platform. We are only one year into our implementation efforts for this strategy, and anticipate that we will continue to make substantial investments in this strategy for multiple years.

We will describe this mass customization platform and its investment levels in more detail at our Investor Day next week.

Slide 11
Please see an important letter to investors posted on ir.cimpress.com on July 29, 2015. We plan to spend a significant amount of time during our investor day on August 5, 2015 describing the investments and expected returns in our business. This event will be webcast on ir.cimpress.com.

Slide 12
No notes here - transition slide

Slide 13
The quarterly trends for reported revenue and constant currency revenue growth are illustrated above. Our reported (USD) revenue growth for the fourth quarter was 12.5%, and our reported (USD) revenue growth excluding acquisitions and investments from the past year was 3.1%. Since we had nearly a full-quarter year-over-year comparison for Pixartprinting and Printdeal as of the fourth quarter of FY 2015, these two companies are included in the organic growth trend in this most recent period.

Slide 14
The quarterly trends for various measures of income and profit are illustrated above.

In the quarter, the following non-operational items had a net negative impact of $17.0 million on our GAAP net income:

•	Operating income impacts:

•	Transaction costs/third-party fees associated with recent acquisitions of $1.6 million. This is not excluded from our non-GAAP results.

•	Below-the-line impacts:

•	Currency gains and losses within our "Other expense, net" line, a net loss of $10.4 million. Please see the next slide for a detailed explanation of the underlying drivers.

•
In March we issued $275 million of Senior Unsecured Notes with an approximate annualized interest expense of $20 million. In this quarter the interest expense related to the notes offering was $5 million.

Please note that in the year-ago period, Q4 FY 2014, we incurred a $12.7 million loss on the disposal of our Namex investment which was recorded in the "Other expense, net" line. This was excluded from non-GAAP results.

As described earlier in this presentation, our GAAP and non-GAAP net income was positively impacted by the recognition of $4.0 million of previously deferred revenue related to unredeemed group-buying vouchers that were sold in prior periods that we now have sufficient history to record as revenue.

Slide 15
Below is additional color on the impact of currency movements on our P&L this quarter and year:

First, the currency impacts that affect both GAAP and non-GAAP results:

•
Our year-over-year revenue growth rate expressed in USD was negatively impacted by about 900 basis points for the fourth quarter and 500 basis points for the full year. Our largest currency exposure for revenue is the Euro.

•	However, there are many natural expense offsets in our business, and therefore the net currency exposure of the Euro to our bottom line is less pronounced than it is for revenue.

•
For currencies where we do have a net exposure because costs and revenues are not well matched, we execute currency forward contracts. Realized gains or losses from these hedges offset the impact of currency elsewhere in our P&L. For Q4, the the realized gain on hedging contracts was $1.5 million and for the full year, the realized gain was $7.4 million.

•
Additionally, in Q4 we recorded within the "Other expense, net" line realized gains of about $3.0 million based on the currency impact of revaluing working capital items (primarily accounts payable, accruals, and intercompany transactional activity). For the year, this was also a gain of about $3.0 million. This was not excluded from our non-GAAP results.

Second, the currency impacts that further impact our GAAP results but that are excluded from our non-GAAP results are:

•
We do not apply hedge accounting for some currency-forward contracts. As a result, we see volatility in our “Other expense, net” line due to changes unrealized gains and losses on the mark-to-market of outstanding currency contracts. For the fourth quarter, the unrealized loss was $5.6 million (pre-tax as well as net of tax). The amount which was excluded from our non-GAAP net income was a change in unrealized loss and the related tax effect of $5.6 million. For the full year, the unrealized gain was $1.9 million (pre-tax as well as net of tax). The amount which was excluded from our non-GAAP net income was a change in unrealized gains and the related tax effect of $1.9 million.

•
We have U.S. Dollar denominated intercompany loans that result in non-operational, non-cash currency gains and losses. In Q4, this was an unrealized loss of $8.9 million pre-tax and $8.3 million net of tax, also in the “Other expense, net” line on our GAAP income statement. For the full year, this was a net gain of $5.2 million pre-tax and $3.7 million net of tax. We expect these fluctuations will be ongoing but they reflect adjustments that do not have current or long-term cash implications.

•	There is also a currency impact on acquisition-related earn-outs. In Q4, this was a loss of $0.3 million. For the year, this was a gain of $2.0 million.

Slide 16
Cash and cash equivalents were approximately $103.6 million as of June 30, 2015.

During the quarter, we generated $36.5 million in cash from operations, compared with $50.5 million in the fourth quarter of fiscal 2014. Free cash flow was $12.7 million in the fourth quarter compared to $30.0 million generated in the same period a year ago. This is due to several factors, including $7.6 million of additional capex spending in Q4 2015 compared to Q4 2014, and $2.4 million of additional capitalized software costs. Note that the $6.8 million Q4 2015 contingent consideration payout included in operating activity was added back in our free cash flow calculation. Our year-over-year TTM operating and free cash flow increases are due in part to increased profitability in our business excluding acquisitions in the trailing twelve months, the combined benefit of the acquisitions, as well as an increase in the cash inflow from working capital. For the full year, $8.1 million of contingent consideration payouts were added back to the free cash flow calculation.

On a trailing twelve-month basis, return on invested capital (or ROIC) as of June 30, 2015 was relatively flat versus the year-ago TTM period. TTM GAAP ROIC was approximately 13%, and TTM Non-GAAP ROIC was approximately 22%.

Slide 17
Now that we have issued Senior Unsecured Notes, we are providing additional commentary and context for our debt investors. Please note that we do not manage our overall business performance to EBITDA; however we actively monitor it for purposes of ensuring compliance with debt covenants.

Based on our debt covenant definitions, our total leverage ratio (which is debt to trailing twelve month EBITDA) was 2.20 as of June 30, 2015, and our senior secured leverage ratio (which is senior secured debt to trailing twelve month EBITDA) was 1.04. Our debt covenants give pro forma effect for acquired businesses that closed within the trailing twelve month period ending June 30, 2015.

When including all acquired company EBITDA only as of the dates of acquisition, our EBITDA for Q4 2015 was $53.4 million, up 12% from Q4 of 2014 and our TTM EBITDA was $244.2 million, up 35% from the year-ago TTM period.

Although we expanded our senior secured credit facility in September to $850 million, we have various covenants that prevent us from borrowing up to the maximum size of the credit facility as of June 30th.

Purchases of our ordinary shares, payments of dividends, and corporate acquisitions and dispositions are subject to more restrictive consolidated leverage ratio thresholds than our financial covenants when calculated on a proforma basis in certain scenarios. Also, regardless of our leverage ratio, the credit agreement limits the amount of purchases of our ordinary shares, payments of dividends, corporate acquisitions and dispositions, investments in joint ventures or minority interests, and consolidated capital expenditures that we may make. These limitations can include annual limits that vary from year-to-year and aggregate limits over the term of the credit facility. Therefore, our ability to make desired investments may be limited during the term of our credit facility.

We are currently in compliance with all of our debt covenants. Key financial covenants pertaining to our senior secured credit facility are:

-	Total leverage ratio not to exceed 4.5x TTM EBITDA

-	Senior leverage ratio not to exceed 3.25x TTM EBITDA

-	Interest coverage ratio of at least 3.0x TTM EBITDA

Slide 18
For fiscal 2015, revenue performance by geography was as follows:

•	North American revenue was $774.0 million in fiscal 2015, reflecting 11% year-over-year growth in both reported terms and in constant currency terms.

•
European revenue was $644.4 million, reflecting a year-over-year increase of 28% in reported terms and an increase of 39% year over year in constant currency terms. Excluding the results of acquired businesses for the first year of ownership, European revenue increased 6% in constant currencies, partly due to improved year-over-year growth in the Vistaprint brand in Europe, and partly due to the inclusion of faster-growing Pixartprinting and Printdeal for the fourth quarter since they have now passed the acquisition anniversary.

•
Revenue from other regions was $75.8 million, reflecting 12% year-over-year growth in reported terms and a 23% increase year over year in constant currencies. Excluding revenue from Printi (Brazil) for the full year and Digipri (a brand in our Japan JV) for the first year of ownership, the constant currency year-over-year growth rate was 13%.

Year over year for fiscal 2015, currency had a $68.7 million negative impact on reported revenue due to a weakening of all relevant material currencies against the USD.

Slide 19
For the fourth quarter of fiscal 2015, revenue performance by geography was as follows:

•	North American revenue was $200.0 million in the fourth quarter, reflecting 11% year-over-year growth in reported terms and 12% in constant currency terms.

•
European revenue was $164.2 million, reflecting a year-over-year increase of 16% in reported terms and an increase of 35% year over year in constant currency terms. Excluding the results of Exagroup, druck.at, Easyflyer and FotoKnudsen, European revenue increased 14% in constant currencies. This is a sequential improvement and in line with our expectations as the roll out of changes to the Vistaprint value proposition have launched in our largest European markets including Germany and U.K. in FY14 and France in Q1 FY15, and because revenue growth from Pixartprinting and Printdeal are now included in this growth rate as we have passed the anniversary of the acquisitions.

•
Revenue from other regions was $16.2 million, reflecting 1% year-over-year growth in reported terms and a 21% increase year over year in constant currencies, in line with expectations for the quarter. Excluding revenue from Printi (Brazil) and Digipri (a brand in our Japan JV), the constant currency year-over-year growth rate was 14%.

Year over year for Q4, currency had a $33.1 million negative impact on reported revenue due to a weakening of all material currencies against the USD.

Sequentially for Q4, all material currencies weakened versus the USD, and there was a $1.6 million negative impact on our reported revenue as a result.

Slide 20
Quarterly operational metrics were as follows:

•	We processed approximately 7.0 million orders, flat year over year with lower customer orders in Europe and Asia Pacific, offset by higher orders in North America.

•
Average order value in Q4 was $42.89, up 1% from an average order value of $42.50 in Q4 of last fiscal year. Year-over-year there was a material negative impact on AOV from currency movements; without currency impacts, our AOV growth would have been about 7%.

As noted, we believe the changes we have seen in both AOV and order volume are a result of our customer value proposition changes in the Vistaprint business unit. For example, as we continue our strategy of reducing the frequency of free and deep discount promotions, we have seen a resulting decline in both the number of new customers and short-term repeat ordering. However, we have seen a consistent trend of higher AOV and gross profit per customer, for repeat customers in particular.

The operational metrics above include Vistaprint, Webs and Albumprinter. These metrics do not include trends from Printdeal, Pixartprinting, FotoKnudsen, Printi, Exagroup, druck.at, Easyflyer or Digipri.

These metrics should be viewed together and not individually, as factors such as currency exchange rate movements, product mix, marketing campaigns, partner performance, seasonality, and the like can impact them.

Slide 21
Additional customer metrics for our business excluding Printdeal, Pixartprinting, FotoKnudsen, Printi, Exagroup, druck.at, Easyflyer, and Digipri for the period ended June 30, 2015, were as follows:

•
Quarterly new customer additions in the fourth quarter were approximately 2.1 million, down from 2.2 million in Q4 of last fiscal year. New customer counts declined year over year in North America, Europe and Asia Pacific.

•
We use the term “implied cost of customer acquisition” or “implied COCA” to describe total advertising expense in a period divided by the number of unique first time customers in that period. The second chart illustrates our implied COCA for the quarter, at approximately $29.43, was down from last quarter but up from the fourth quarter of last fiscal year. This is influenced by channel mix as the result of our recent marketing changes in top markets to make discount levels consistent across channels, as well as our Q4 investment in our previously described brand advertisement in North America and the UK. Year-over-year, there was a currency benefit on COCA.

•
Advertising costs were $61.8 million, or 20.7% of revenue in the quarter. This is higher on an absolute dollar basis and in percentage terms than 19.0% one year ago, but down sequentially. We continue to optimize channel spend and mix particularly in Europe.

Our decisions about marketing spend are based upon our best estimate of the discounted cash flow of the customers we acquire. We expect this to fluctuate as we continue through our transition of improving our customer value proposition. This quarter’s dynamic was consistent with what we have seen in recent quarters as we optimize our channel mix within our advertising portfolio: lower new customer adds brought about by a change in the type of customer we are acquiring through offers that rely much less frequently on “free” products, and lower advertising as a percent of revenue, even with higher COCA, as we continue to see traction in our efforts to acquire higher value customers.

Slide 22
Our unique customer metrics on a trailing twelve month basis were as follows:

•	On a TTM basis for the period ended June 30, 2015, unique customer count was 16.6 million, a 1% year-over-year and sequential decrease in unique customers.

•
First-time unique customers in the TTM period ending June 30, 2015 declined 5% year over year while unique customers transacting from prior periods grew 6% year over year. The changes to our marketing approach, acquisition channel mix and focus on European customer economics have resulted in a decline in our total TTM new customer adds.

The implied retention rate was flat versus Q3 FY2015.

The operational metrics above include Vistaprint, Webs and Albumprinter. These metrics do not include trends from Printdeal, Pixartprinting, FotoKnudsen, Printi, Exagroup, druck.at, Easyflyer, or Digipri.

Slide 23
Average bookings per unique customer on a trailing twelve month basis for the period ended June 30, 2015 were as follows:

•	Per unique customer: $77, reflecting a 4% increase year over year.

•	Per new customer: $56, reflecting 4% year-over-year growth.

•	Per customer transacting in prior periods: $103, reflecting a 1% increase year over year.

The operational metrics above include Vistaprint, Webs and Albumprinter. They do not include trends from Printdeal, Pixartprinting, FotoKnudsen, Printi, Exagroup, druck.at, Easyflyer or Digipri. Currency exchange fluctuations significantly influenced these numbers negatively in this trailing twelve month period.

Slide 24
No notes here - transition slide

Slide 25
As described earlier and in our letter to investors dated July 29, 2015, we are evolving our guidance approach to better align with the evolution in the way we manage and model our business. This will result in significant changes to the format and content of our forward-looking commentary and guidance. In summary:

•
We intend to now report historical adjusted Net Operating Profit After Tax (adjusted NOPAT) and free cash flow (FCF) as the basis for forward-looking commentary. We plan to show historical adjusted NOPAT and FCF for Cimpress as well as historical trends in certain growth investments, so that investors can see how these financial metrics are influenced by the significant investments we are making in our business.

•	We intend to provide an estimate of costs for certain of these growth investments for the next fiscal year

•	We intend to provide an estimate of the longer-term revenue growth we expect for our operating segments when executing well

•	We expect to provide forward-looking commentary for certain housekeeping items, such as tax, interest, and other items we believe will aid investor modeling

Slide 26
In fiscal year 2016 we plan to report historical results for adjusted NOPAT, a non-GAAP measure that will replace our current reporting of non-GAAP net income.

Adjusted NOPAT will be different, and we think better, than non-GAAP net income in the following ways:

•	It includes the cost of SBC. We believe share based compensation is a real cost that dilutes our share count. As such we want to capture it in our financial metrics.

•	It includes a cash tax cost related to the current period instead of a GAAP tax expense. We believe this will provide more insight into the cash impact of taxes.

•	It excludes the impact of interest expense. We want to reflect our operating performance rather than our financing decisions.

•	It will exclude certain non-operational and/or one-time expenses such as restructuring costs. We want to give a better insight into our operational performance.

Like our current non-GAAP net income metric our adjusted NOPAT metric will also exclude certain non-cash and non-operational items such as earn-out adjustments, amortization of intangible assets, and the non-cash impact of currency on certain intercompany loans.

Slide 27
In FY 2016, we are making investments in the two major categories:

•
"Major Organic Long-Term Investments", including investments in our Most of World business, product selection expansion in soft goods, apparel and promotional products ("Columbus"), and investments in our mass customization platform. Additionally, we include transaction and integration costs related to M&A in this category.

◦	Our 2015 investments in this category were approximately $80 million as a reduction to free cash flow, $70 million as a reduction to adjusted NOPAT and $35 million as a reduction to adjusted EBITDA.

◦
In 2016, we plan to invest approximately $110 million as a reduction to free cash flow, $100 million as a reduction to adjusted NOPAT and $90 million as a reduction to adjusted EBITDA. This represents an increase of approximately 40% for all three measures.

•
"Diverse Other Long-Term Organic Investments" in our business that we believe have a payback of greater than 12 months. This category includes, among other amounts, short-term losses from advertising expenses with longer payback periods, technology projects other than the mass customization project, and capital expenditures for volume growth. The measurement and estimation of payback periods is not a precise exercise, and so this category will be projected as a range.

◦
Our 2015 investments in this category were approximately $175 million as a reduction to free cash flow, $150 million as a reduction to adjusted NOPAT and $135 million as a reduction to adjusted EBITDA.

◦
The expected fiscal year 2016 investment increases in this category on an adjusted NOPAT and adjusted EBITDA basis are roughly in line with our expected revenue growth and therefore we expect these investments will have limited impact on our margins in FY 2016 relative to FY 2015. On a free cash flow basis these investments are expected to be more impactful as we plan to make sizable investments in production capacity expansion for high growth areas (e.g. our fiscal year 2014 and fiscal year 2015 acquisitions) which we expect will lead to higher capital expenditures as a percentage of revenue in the Diverse Other Organic Long-Term Investment categories.

Please note the expected investments for FY 2016 are not tax effected for purposes of NOPAT. Many of our investments begin to return cash in the same fiscal year as their initial investment so, where practical from an accounting perspective, the investment figures provided below represent our net cash flow investment, not the gross investment. Note that the numbers in the table below are rounded estimates. Additional information on specific investments and expected returns will be discussed at our Investor Day meeting.

Slide 28
As described in our letter to investors of July 29, 2015, Estimates of steady state are important for us and shareholders to understand because the difference between the actual after-tax free cash flow and an estimate of steady state after-tax free cash flow represent an estimate of discretionary growth spending that we invest in the anticipation of earning a return above our cost of capital. We hope this provides a useful conceptual and factual framework for investors to make their own analysis of our value, and note that it is consistent with our internal methodology. The table above analyzes our free cash flow from fiscal year 2015 using the discretionary investments estimated on the previous slide (in millions, $USD).

We believe that our Major Organic Long-Term investments were purely for incremental growth in new projects and not needed for a steady state cash flow. As such the $210 million in the above table represents a floor to our steady state free cash flow in fiscal year 2015. The $385 million is a theoretical maximum FY15 steady state cash flow; however we believe that some of these Diverse Other Long-Term Investments were required to maintain a steady state. As such we believe our true steady state free cash flow for fiscal year 2015 lay somewhere in between $210 and $385 million. Our analysis of the steady state concept is relatively new and is inherently subjective but over time we will seek to become more precise about our public estimates of the prior fiscal year’s steady state free cash flow.

Slide 29
The Vistaprint business unit has grown over the last two years at single-digit constant-currency growth rates, and we expect it to continue to do so in the near-term. We believe Vistaprint has the potential to return to growth rates above 10% over the coming years as we execute our strategy.

For the smaller, rapidly growing businesses outside our Vistaprint business unit reporting segment, we expect to continue to capitalize on the growth opportunities we see. The collection of other business units is growing at strong double-digit constant-currency growth rates. For the foreseeable future, we believe these businesses will continue to grow faster than the Vistaprint business unit.

To be clear, however, because we are focused on maximizing our long-term intrinsic value per share and intend to allocate capital in accordance with that objective, we are not targeting these potential revenue growth rates for any particular quarter or year.

Slide 30

Additionally, we believe the following forward-looking commentary will be helpful to investors when thinking about our future prospects and how to model our business in FY 2016 and for the foreseeable future:

•	We will recognize the full year impact of our recent acquisitions Exagroup, druck.at and Easyflyer, which we expect to be accretive to free cash flow and Adjusted NOPAT.

•	We expect continued momentum in our Vistaprint brand as well as our new acquisitions, which we expect to result in growing operating profit for these parts of our business year over year.

•
Our partnership/wholesale business is evolving. Our contract with our largest wholesale commercial partner is winding down, but we have also struck a new agreement. The net impact for FY16 will be a drag on U.S. revenue growth, cash flow and profits. While the new partnership won't offset this drag in the near-term, we believe it will mitigate the impact or possibly be more accretive over the long term.

•	We expect a full year of interest expense related to the senior unsecured notes offering we completed in March 2015, versus one quarter of impact in FY 2015.

•
We expect profitability in fiscal year 2016 to be negatively impacted compared to fiscal year 2015 if current currency exchange rates remain constant. Based on recent rates, this impact would be most pronounced in the first half of FY 2016. This negative impact would be primarily driven by US Dollar strength versus European currencies. While we hedge some of our currency risk in the short term, we are impacted by sustained currency trends over time, like the USD strength we have been experiencing.

•
Our GAAP effective tax rate is likely to increase to 20-25% in FY 2016 due to the additions and growth of certain acquisitions, which have higher tax rates than other parts of our business, as well as the expected non-recurrence of tax items such as the release of a reserve of about $1.3M related to the fiscal 2016.

Slide 31
In summary, we have clear priorities strategically and financially.

We are evolving rapidly as a business, and therefore we are evolving our investor communications. Our intent is to provide a more transparent view into the way we manage our business and make capital allocation decisions.

We had solid performance in FY15.

We look forward to speaking with you in more detail next week at our Investor Day on August 5th, which will be webcast at ir.cimpress.com.